Exhibit 99.1

FIRST KEYSTONE BANK	22 West State Street
Media, PA 19063
610-565-6210

PRESS RELEASE

First Keystone Bank Announces Bruce E. Miller
Appointed as New Director

Media, PA – April 28, 2009 – The Board of Directors of First Keystone Bank, the wholly owned subsidiary of First Keystone Financial, Inc., headquartered in Media, Pennsylvania,  announced the appointment of Bruce E. Miller as a director of the Bank, effective April 21, 2009.

Mr. Miller is the owner of Northeast Open MRI, Inc., in addition to Chestnut Hill Open MRI, Inc., Northeast PET Imaging, LLC, Imaging Management Associates LLC (based in Media) and Delaware County Open MRI, LLC.  Prior to establishing these companies, Mr. Miller was an Area Business Manager for Medical Resources, Inc., a specialist in healthcare imaging.

“We are very impressed with Bruce’s business expertise and leadership skills, and are excited to have him join our Board as a Director,” said First Keystone Bank’s President and CEO, Hugh Garchinsky.  “Bruce’s talents and experience will enhance and complement the abilities of our existing Board members, particularly during these challenging economic times.”

Mr. Miller, a resident of Chester Heights, is an active member of the Greater Northeast Chamber of Commerce as well as the Nazareth Hospital Foundation Board.

First Keystone Bank serves its customers from eight full-service offices in Delaware and Chester Counties, Pennsylvania.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company’s and the Bank’s investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:	Carol Walsh
Corporate Secretary
(610) 565-6210

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